Exhibit 99(g)

INVESTMENT MANAGEMENT AGREEMENT

POMONA INVESTMENT FUND

THIS INVESTMENT MANAGEMENT AGREEMENT (“Agreement”) made as of January 20, 2015, is by and between POMONA INVESTMENT FUND, a Delaware statutory trust (hereinafter called the “Fund”), and POMONA MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Fund is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment management services; and

WHEREAS, the Fund desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment The Fund hereby engages the Manager and the Manager hereby accepts such engagement, to render investment advice and investment services with respect to the assets of the Fund, subject to the supervision and direction of the Board of Trustees of the Fund (the “Trustees”).

2. Voting The Manager shall assist the Fund, subject to revocation at the discretion of its Trustees in sharing its views upon the request of the Fund on the exercise of any voting rights relating to the Fund’s portfolio holdings.

3. Independent Contractor The Manager shall, for all purposes herein, be deemed to be an independent contractor. It is expressly understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others. Nothing in this Agreement shall limit or restrict the right of the Manager, its affiliates, or any member, director, officer or employee thereof, who also may be a Trustee or officer of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.   Manager’s Duties The Manager shall, except as otherwise provided for herein, render or make available services needed for the management of the investment operations of the Fund, and shall, as part of its duties hereunder (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities and implement and execute such advice and recommendations by determining the securities and other investments that shall be purchased, entered into, sold, closed, offered to the public, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of the Fund should be held in the various securities and other investments in which it may invest, and the Manager is hereby authorized to execute and perform such services on behalf of the Fund; (ii) furnish the Trustees with periodic and special reports, statements and other data on securities, economic conditions and other pertinent subjects related to the investment program that the Trustees may reasonably request; and (iii) review, supervise, and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trustees. The Manager will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies, and restrictions as stated in the Fund’s registration statement on Form N-2, as amended or supplemented from time to time, or as approved by the Trustees. The Manager agrees to use its best judgment, reasonable best efforts and diligence in rendering the advice and services to the Fund as contemplated by this Agreement, in the preparation of reports and information, and in the management of the Fund’s assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be appropriate to the performance of its obligations under this Agreement. The Manager shall make available its officers and employees to the Trustees and officers of the Fund for consultation and discussions regarding the investment management of the Fund under this Agreement.

5.   Records The parties agree that any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Manager (or any sub-adviser) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Manager further agrees to preserve such records for the periods prescribed in Rule 31a-2 under the 1940 Act.

 6.   Costs and Expenses The Manager shall bear and pay its overhead costs and expenses in rendering the services to be performed by it under this Agreement, except as provided herein as a Fund expense.  Apart from expenses borne by another party under a separate agreement with the Fund, the Fund shall bear and pay for all expenses of its operation, including, but not limited to, the advisory fee payable hereunder; expenses incurred in connection with the offering of the Fund’s shares, including travel-related expenses of Fund and Manager personnel incurred in connection with such offering; other expenses incurred in acquiring, holding, monitoring or disposing of the Fund’s portfolio securities and other assets, including travel-related expenses of the Manager’s personnel relating to the Fund’s investments; fees and expenses of any credit facility including interest expenses; legal, consulting, custodial, administrative, tax, advisory and other third-party fees and expenses; the costs of providing accounting services for the Fund; fees of auditors; the expense of calculating the Fund’s net asset value or the market value or fair value including the expense of obtaining quotations or engaging pricing services for use in making such calculations; taxes, if any, and the preparation of the Fund’s tax returns, and governmental

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fees; cost of stock certificates; regulatory fees; expenses of compliance with Rule 38a-1 under the 1940 Act; expenses of preparing, printing, and filing reports (including financial reports), notices, regulatory filings, registration statements, prospectuses, statements of additional information, proxy statements and other communications distributing such information to existing shareholders, whether currently required or required in the future; fees, salaries and expenses (including legal fees and expenses) of Trustees and officers of the Fund; fees, salaries, and expenses of legal counsel, experts, consultants, or other service providers retained by the Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Fund; extraordinary expenses such as litigation expenses; any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of overseeing and administering the Fund’s regulatory compliance program; expenses of disposing or offering any of the portfolio securities held by the Fund; indemnification costs and expenses; expenses incurred in connection with the transfer of shares; fees of its custodian, transfer and shareholder servicing agent; costs and expenses of maintaining its books of account required by the 1940 Act or under sound accounting practices; expenditures in connection with meetings of the shareholders and Trustees including but not limited to preparation of materials for such meetings; salaries of officers and fees and expenses of trustees, directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; insurance premiums on policies insuring the Trustees or officers of the Fund of its property or which inure to its benefit; legal, auditing and accounting fees; Trustee-approved trade association dues; fees and expenses of registering and maintaining registration of its shares for sale under federal and applicable state securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.  To the extent the Manager incurs any costs or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Manager for such costs and expenses.  To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined.

7.   Sub-Advisers Subject to the approval of the Trustees of the Fund, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”), and the Manager is authorized to delegate the performance of advice and services called for by this Agreement to a Sub-Adviser, subject to the provisions of this Agreement. The Manager will continue to have responsibility for oversight of services furnished pursuant to any sub-advisory agreement. The Fund and Manager understand and agree that the Manager may manage the Fund in a “manager-of-managers” style with either a single or multiple Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of the Sub-Advisers to the Fund; and (ii) periodically make recommendations to the Trustees regarding the results of its evaluation and monitoring functions.

8.  Compensation The Fund agrees to pay to the Manager, and the Manager agrees to accept, as compensation for the services provided to the Fund under this agreement a quarterly management fee in an amount of 0.4125% (1.65% on an annualized basis) of the Fund’s quarter-end net asset value (“Management Fee”). The Management Fee shall be computed based on the value of the net assets of the Fund as of the close of business on the last business day of each

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quarter (including any assets in respect of shares that are repurchased as of the end of the quarter), and shall be paid quarterly in arrears. In the event the Manager is not acting as such for an entire calendar quarter, the Management Fee payable by the Fund for the calendar quarter shall be prorated to reflect the portion of the calendar quarter in which the Manager is acting as such under this Agreement.

9.   Conformity with Applicable Law Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Declaration of Trust or By-laws of the Fund, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Fund of their responsibility for and control of the conduct of the affairs of the Fund.

10. Liability; Indemnification

(a)	The Manager shall give the Fund the benefit of the Manager’s reasonable best efforts and diligence in rendering services under this Agreement. The parties acknowledge the importance of the Manager freely exercising its reasonable judgment in the performance of its responsibilities, obligations and duties hereunder, and thus the Manager may rely on information reasonably believed by it to be accurate and reliable. Accordingly, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties hereunder, neither the Manager nor its stockholders, officers, directors, employees, agents or control persons (collectively, the “Covered Persons”) shall be subject to any liability for any act or omission in connection with or arising out of any services rendered under this Agreement or otherwise related to this Agreement, or for any Losses (as defined below) that may be sustained in the purchase, holding or sale of any security or other asset by the Fund. Any liability incurred by the Manager pursuant to this paragraph 10(a) in any year shall be limited to the revenues of the Manager derived from the Fund in that fiscal year of the Fund. The Manager shall be responsible as provided herein for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other agents of or service providers to the Fund. The Manager shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

(b)	The Manager is authorized and instructed to rely upon the information it receives from the Fund, its Trustees or any third party agent (including, without limitation, the Fund’s custodian(s), administrator(s), sub-administrator(s), and pricing services or sources) authorized by the Fund to provide such information to the Manager. The Fund and any third party agents from which the Manager shall receive or obtain certain records, reports and other data used or relied upon by the Manager in rendering the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Manager has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of the Manager reliance on and utilization of such information. The Manager shall have no responsibility and shall be without liability

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for any loss or damage suffered by the Fund as a result of the Manager reliance on and utilization of such information. The Manager shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party agent to provide it with the information required.

(c)	The Fund shall indemnify and save harmless the Covered Persons and their executors, heirs, assigns, successors or other legal representatives (“Indemnitees”), to the fullest extent permitted by law, from and against any and all claims, liabilities, damages, losses, costs, charges, fees, penalties and other expenses (including reasonable attorney’s fees and disbursements) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnitee or for which any Indemnitee may be held liable (a “Claim”) and that in any way arise out of or in connection with, or in any way relate to, the performance or non-performance of or by the Indemnitee of any of the Manager’s duties, responsibilities, or services hereunder, whether express or implied hereunder; provided, however, that no Indemnitee shall be indemnified against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(d)	Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not indemnifiable under this Agreement; provided, however, that expenses shall not be advanced by the Fund unless (i) the Indemnitee has provided security considered in the reasonable discretion of the Trustees to be appropriate for such undertaking; or (ii) the Fund shall be insured against losses arising from any such advance payments; or (iii) a reasonable belief is formed that the Indemnitee ultimately will be found entitled to indemnification, as determined by either (x) a majority of the Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Fund who are not parties to the proceeding, acting on the matter, or (y) independent legal counsel in a written opinion that includes a discussion of pertinent facts and legal analysis, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(e)	Promptly after receipt of notice of the commencement of an investigation, action, claim or proceeding, an Indemnitee shall notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery under this paragraph. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss or Claim, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Indemnitee, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies the Indemnitee of such election, the Indemnitee in such suit shall bear the fees and expenses of any

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additional counsel retained by it subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case the Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the parties or a party and any Indemnitee, the Fund will reimburse the Indemnitee in such suit for the reasonable fees and expenses of any counsel retained by the Indemnitee.

(f)	In the event the Fund elects to assume its own defense in any such suit, the Fund agrees that it shall not enter into any settlement agreement or similar agreement with other parties in such suit unless the Manager and all of the other Indemnitees named as defendants are unconditionally released in such agreement or arrangement, or unless the Manager provides its consent to such settlement or similar arrangement in writing.

(g)	The Manager shall look solely to Fund property for satisfaction of claims of any nature against the Fund or a Trustee, officer or agent of the Fund arising in connection with the affairs of the Fund.

(h)	The indemnification agreement and all obligations of the parties contained in this paragraph 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party seeking indemnification, and shall survive the delivery of any shares of the Fund and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of parties indemnified hereunder and their estates and successors.

11.   Effectiveness This Agreement shall become effective on the date the Fund commences investment operations, provided that this Agreement will not take effect unless it has first been approved (i) by a majority vote of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and (ii) by vote of a majority of any outstanding voting securities of the Fund, which may consist of the vote of the initial shareholder of the Fund.  Unless terminated as provided herein, the Agreement shall continue in full force and effect through March 31, 2017. Thereafter, if not terminated, this Agreement shall continue from year to year thereafter so long as such continuation is approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

12.   Termination This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Fund.

13.   Assignment This Agreement shall terminate automatically in the event of its assignment, as that term is interpreted under the 1940 Act.

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14. Use of Name The Fund agrees that the name “Pomona” is owned and controlled by Pomona Management, LLC, and the name “Voya” is owned by an affiliate of the Manager, and that the Fund can use these names only in connection with the Fund’s investment products and services and only for so long as this Agreement, any other investment management agreement between the Fund and the Manager (or any organization which shall have succeeded to the Manager’s business as investment manager, or any extension, renewal or amendment hereof or thereof) remains in effect. The Fund agrees that it shall have no right to sublicense or assign rights to use the Pomona name and mark or the Voya name and mark, it shall acquire no interest in the Pomona name and mark or the Voya name and mark other than the rights granted herein, and the Fund shall not challenge the validity of the Pomona or Voya names and marks or the ownership thereof. The provisions of this paragraph 14 shall survive the termination or cancellation of this Agreement.

15. Amendments This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the 1940 Act.

16.   Severability If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

17.   1940 Act The term “majority of the outstanding voting securities” of the Fund shall have the meaning as set forth in the 1940 Act, as amended. Unless otherwise specified, terms used in this Agreement shall have the same meaning as such terms have in the 1940 Act. The Manager will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund’s Trustees, and the provisions of the registration statement of the Fund under the Securities Act of 1933 and the 1940 Act, as supplemented or amended.

18. Notices Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Pomona Management LLC, 780 Third Avenue, 46th Floor, New York, NY 10017; or (2) to the Fund at 780 Third Avenue, 46th Floor, New York, NY 10017.

19. Headings Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument.

20.   Governing Law This Agreement shall be governed by the 1940 Act and the laws of the State of Delaware, without regard to the place of performance hereunder, and the conflict of law principles of the State of Delaware that would cause the application of the laws of a different jurisdiction, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rules or orders of the U.S. Securities and Exchange Commission thereunder. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

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21. Counterparts This Agreement may be executed in multiple counterparts, all of which counterparts together shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on the day and year first above written.

POMONA INVESTMENT FUND

By:	/s/ Ryan Levitt

POMONA MANAGEMENT LLC

By:	/s/ Frances Janis

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